Exhibit 99.1
BioScrip Completes Debt Refinancing
ELMSFORD, N.Y., Dec 28, 2010 (BUSINESS WIRE) — BioScrip (NASDAQ: BIOS) today announced it has closed a new $150.0 million syndicated revolving credit facility.
“The new facility provides us with better terms and financial flexibility which is an important first step in enabling us to reposition the Company and improve profitability,” said Richard M. Smith, President and Chief Operating Officer of BioScrip. “This new facility provides us with greater borrowing power to support our future cash flow priorities.”
The new facility will be structured as an amendment and restatement of the previous $100.0 million term loan and $50.0 million revolver. Healthcare Finance Group, the collateral manager of its refinanced credit facilities will be the primary lender and agent and will provide ongoing funding of eligible accounts receivable and eligible inventory of BioScrip and its subsidiaries.
About BioScrip
BioScrip, Inc. (http://www.bioscrip.com) (Nasdaq: BIOS) is a national provider of specialty pharmacy and home care products and services that partners with patients, physicians, hospitals, healthcare payors and pharmaceutical manufacturers to provide clinical management solutions and delivery of cost-effective access to prescription medications. Our services are designed to improve clinical outcomes for chronic and acute healthcare conditions while controlling overall healthcare costs.
Forward Looking Statements-Safe Harbor
Statements contained in this press release that express a belief, expectation, anticipation or intent are considered forward-looking statements and are protected under the Safe Harbor of Private Securities Litigation and Reform Act. These forward-looking statements are based on information available to the Company today, and the Company assumes no obligation to update statements as circumstances change. These forward-looking statements may involve a number of risks and uncertainties, which may cause the Company’s results to differ materially from such statements.
Forward-looking statements are subject to inherent risks and uncertainties surrounding future expectations generally and may differ materially from actual future experience. Risks and uncertainties that could affect forward-looking statements include the failure to realize synergies as a result of operational efficiencies or revenue opportunities, the failure to successfully integrate the business and operations from the CHS acquisition, leverage core competencies or maximize margins and operating cash flow generation, and the risks described from time to time in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K for the year ended December 31, 2009 and the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.
SOURCE: BioScrip, Inc.
Joele Frank, Wilkinson Brimmer Katcher
Dan Katcher / Bryan Darrow, 212-355-4449